Exhibit 99.1

News Release

Press contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	Andy Myers
Tel : +1 610-240-3307	Tel : +1 610-240-3221
Email: stgermain@trinseo.com	Email: aemyers@trinseo.com

Trinseo Announces Executive Leadership Changes

Reorganization Will Accelerate Portfolio Strategy, Drive Efficiency

BERWYN, Pa – October 3, 2019  –  Trinseo (NYSE: TSE), a global materials solutions provider and manufacturer of plastics, latex binders and synthetic rubber, today announced several changes to its executive leadership.  The company is eliminating the two divisional president roles and will realign its organization around a global functional structure.

“The shift of our organization to a global functional structure will drive greater focus on business process optimization and efficiency,  in conjunction with our successful business services transition from Dow and information technology system separation in the first quarter of 2020,” said Frank Bozich, President and CEO of Trinseo.

Tim Stedman, Senior Vice President and Business President, has been named Senior Vice President, Strategy and Corporate Development, effective October 7, 2019.

Hayati Yarkadas, Senior Vice President and Business President, has elected to step down from his position in order to pursue other opportunities, effective October 2, 2019.

Jeff Denton, Senior Vice President, Strategy Development and Corporate Services, has been named Vice President, Supply Chain Services, effective October 7, 2019.

Tim Thomas, Operations Director, has been named Vice President, Manufacturing and Operational Excellence, effective October 7, 2019.

These roles will report to the CEO and be members of the company’s executive leadership team. A search has been initiated for the role of Senior Vice President, Commercial, which also will report to the CEO.  In the interim, the global business units will report to Bozich.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.6 billion in net sales in 2018, with 16 manufacturing sites around the world, and approximately 2,500 employees. For more information visit www.trinseo.com.

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Note on Forward-Looking Statements

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